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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CROSS COUNTRY, INC.

         Cross Country, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

         1. The name of the corporation is Cross Country, Inc. Cross Country, Inc. was originally incorporated under the name Cross Country Holdings, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 1999.

         2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of Cross Country, Inc.

         3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of this corporation.

         4. The text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                    ARTICLE I
                                      NAME

         The name of the Corporation is Cross Country, Inc. (the "Corporation").

                                   ARTICLE II
                                REGISTERED OFFICE

         The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III
                                     POWERS

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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                                   ARTICLE IV
                                  CAPITAL STOCK

A. AUTHORIZED CAPITAL STOCK

         The total number of shares which the Corporation shall have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share ("Common Stock") and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

B. RECLASSIFICATION

         Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), outstanding shall be reclassified on the basis of 5.80135 shares of Common Stock for each share of Class A Common Stock outstanding and, accordingly, each share of Class A Common Stock outstanding shall, without further action by the Corporation or any stockholder, be deemed to represent 5.80135 shares of Common Stock, provided that all fractional shares resulting therefrom shall be eliminated and each holder thereof shall be entitled to receive a cash payment equal to the holder's fraction of a share of Common Stock multiplied by the per share fair market value, as determined by the Board of Directors. Whether a stockholder holds fractional shares after such reclassification shall be determined on the basis of the total number of shares of Class A Common Stock held by such holder immediately prior to such reclassification and the number of shares of Common Stock issuable upon such aggregate reclassification.

C. COMMON STOCK

         1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any then outstanding Preferred Stock.

         2. VOTING RIGHTS. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock in such holder's name on the books of the Corporation.

         3. DIVIDENDS. Subject to provisions of law and this Article IV, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the Board of Directors may determine in its sole discretion and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. LIQUIDATION. Subject to provisions of law and this Article IV, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the


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Corporation and all preferential amounts to which the holders of any then outstanding Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

D. PREFERRED STOCK

         Subject to the limitations set forth herein, the Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock of one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are now stated and expressed in this Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

         (i) The number of shares constituting such series and the distinctive designation of such series;

         (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

         (iii) Whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

         (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

         (v) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

         (vi) Whether such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

         (vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

         (viii) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series.


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                                    ARTICLE V
                                    AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred on a stockholder herein are granted subject to this reservation.

                                   ARTICLE VI
             LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION

         A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this
Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VII
                            COMPROMISE OR ARRANGEMENT

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such


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compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on this corporation.

                                  ARTICLE VIII
                             STOCKHOLDERS AGREEMENT

         Election of members of the Board of Directors of the Corporation shall be subject to the rights of the CEP Investors and the MS Investors pursuant to
Section 2.1 of that certain Amended and Restated Stockholders Agreement, dated as of August 23, 2001, (the "Stockholders Agreement") among the Corporation, the CEP Investors and the MS Investors (in each case as defined in the Stockholders Agreement) to designate individuals to be nominated to serve as directors on Board of Directors of the Corporation.

                                   ARTICLE IX
                               NO WRITTEN BALLOTS

         Unless, and except to the extent that, the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.


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         IN WITNESS WHEREOF, Cross Country, Inc. has caused this Amended and
Restated Certificate of Incorporation to be executed by Stephen W. Rubin, its Secretary, this 23rd day of August, 2001.


                                           By: /s/ Stephen W. Rubin
                                               -------------------------------
                                           Name:  Stephen W. Rubin
                                           Title: Secretary


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